Exhibit 5.2

[Letterhead of Roberts & Holland LLP]

(212) 903-8700

December 30, 2003

Tower Semiconductor Limited
Ramat Gavriel Industrial Park
Post Office Box 619
Migdal Haemek
23105 Israel

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Tower Semiconductor Limited (the "Company") in connection with the preparation of the prospectus included in registration statement no. 333-110486 and filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Prospectus") with respect to the offering by the Company of 12,000,000 of its ordinary shares, plus an additional 1,800,000 ordinary shares issuable upon the underwriters' exercise of their overallotment option (the "Offering"). All other defined terms used herein shall have the meaning ascribed in the Prospectus.

In rendering the opinion set forth below, we have examined and are relying on the factual statements set forth in the Prospectus.

Based upon the foregoing, and in reliance thereon and subject to the limitations set forth herein and in the portion of the Prospectus captioned "Material United States Federal Income Tax Considerations," the legal conclusions as to United States federal income tax consequences set forth in that portion of the Prospectus, other than the statements therein concerning the Company's potential classification as a passive foreign investment company or foreign personal holding company, are the opinion of this firm. We have not verified, and express no opinion with respect to, any of the factual matters set forth in the Prospectus.

The opinion herein is limited to the Federal income tax laws of the United States as of the date hereof, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any state (or subdivision thereof) or foreign country. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. We express no opinion on any matter other than the matters set forth in the preceding paragraph. Any change in applicable law or in the facts or documents on which our opinion is based or any inaccuracy of the representations or assumptions on which we have relied, including in particular the factual statements set forth in the Prospectus, may affect the validity of the foregoing opinion. Our conclusion is based on the Code and administrative and judicial guidance and interpretations promulgated thereunder or applicable thereto, all as in effect on the date hereof or as assumed to apply as described herein. The Code, Regulations promulgated by the Treasury Department, and interpretations of the courts and the Internal Revenue Service are subject to change at any time, and, in some circumstances, with retroactive effect. Any such change after the date of this letter could affect our opinion herein. This firm undertakes no obligation to update this letter in the event of a change in the legal authorities, facts, or documents on which our opinion is based or of any inaccuracy of the representations or assumptions on which we have relied in rendering this opinion. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

We have acted as counsel solely to the Company. This opinion may be relied upon only by the Company and persons who purchase the Company's ordinary shares in the Offering. We consent to the filing of this opinion as an exhibit to the Prospectus and to the use of our name in the Prospectus under the captions "Taxation and Government Programs - Material United States Federal Income Tax Considerations" and "Legal Matters". This opinion may not be used or relied upon by any person other than the Company and persons who purchase the Company's ordinary shares in the Offering and may not otherwise be disclosed, quoted, filed with a governmental agency, or referred to without our prior written consent.

Very truly yours,

ROBERTS & HOLLAND LLP